Exhibit 10.14

This Amendment is made as of January 1, 2010 by and between Mabtech AB, whose registered office is at Augustendalsvägen 19, SE-131 28, Nacka Strand, Sweden, hereinafter referred to as “Seller” or “Mabtech” and Oxford Immunotec Limited, whose registered office is at 94C Milton Park, Abingdon, Oxfordshire OX14 4RY, UK, hereinafter referred to as “Buyer” or “OI”.

WHEREAS:

A.	The parties entered into a manufacturing agreement dated 26th August 2003 (hereinafter referred to as the “Manufacturing Agreement”).

B.	The parties have agreed to extend the term of the Manufacturing Agreement for an additional period.

NOW, THEREFORE, IT IS HEREBY AGREED as follows:

1	Definitions

1.1	The terms defined in the Manufacturing Agreement shall have the same meaning in this Amendment, unless otherwise expressly agreed in this Amendment.

2	Amendments

2.1	Clause 2 third paragraph is hereby replaced to read as follows: “All prices are exclusive of VAT. Mabtech shall invoice OI in advance of each shipment of Plates. OI shall pay each invoice not later than 5 business days in advance of each requested delivery date. Without limiting other remedies available to Mabtech, failure by Buyer to make timely payment hereunder shall entitle Seller to refuse to accept further orders for Plates and to withhold the Plates ordered as well as to refuse to accept further orders for Antibodies and to withhold Antibodies ordered under the Agreement relative to Antibodies supply entered into between the parties on even date herewith.”

2.2	Section 17 of the Manufacturing Agreement is hereby replaced with the following wording:

“This Agreement shall remain in effect through 31st December 2011 provided that this Agreement may be terminated by either party at any time by giving immediate written notice to the other in the event of:

(i)	a breach of any of its material terms by the other party and such breach not having been remedied within 60 (sixty) days of receiving written notice to do so;

(ii)	the liquidation or insolvency of or the filing of bankruptcy proceedings by the other except as part of a bona fide scheme for reconstruction or amalgamation;

(iii)	either party ceasing to trade.”

3	Miscellaneous

3.1	This Amendment shall constitute an integrated part of the Manufacturing Agreement and all the other provisions not amended in this Amendment shall remain effective. Any and all termination notices submitted by either party prior to execution of this Amendment shall be void and of no further force and effect.

3.2	This Amendment shall become effective upon its execution by both parties.

This Amendment has been executed in two (2) copies, of which each party has taken one.

MABTECH AB		OXFORD IMMUNOTEC LIMITED

By:	/s/ Staffan Paulie	By:	/s/ Peter Wrighton-Smith
Name:	Staffan Paulie	Name:	Dr. Peter Wrighton-Smith
Title:	CEO	Title:	CEO
Date	Feb 6, 2010	Date	3rd Feb 2010